EXHIBIT 99.1

1400 N. 15th Street
Immokalee, FL 34142
Ph: ###-##-####
Fax: 239-657-2393

PRESS RELEASE
SUBJECT: Florida Community Banks, Inc. 2007 Earnings
DATE: March 12, 2008

Florida Community Banks, Inc.
2007 Earnings

Florida Community Banks, Inc. reported a net loss for the fourth quarter 2007 of $1,584,088 (-$0.19 per diluted share) compared to net income of $6,858,930 ($0.87 per diluted share) last year. Net income for the year ending December 31, 2007 was $10,909,219 ($1.36 per diluted share) compared to $23,146,069 ($2.90 per diluted share) during 2006.
CFO Guy W. Harris said that these numbers were $3,216,007 lower than what was originally reported when the Company filed its FR-Y9 report’s with the Federal Reserve back in early February. He said, “Subsequent events became known that resulted in the bank reversing approximately $400,000 in interest income and adding an additional $4,811,000 to its allowance for loan losses”.
CEO Stephen L. Price stated, “As the economy weakened and the housing market in Southwest Florida experienced a significant restructure, the banking industry as a whole felt the impact. Credit quality problems exacerbated by the backlog in court proceedings delaying resolutions and an increased willingness of borrowers to file bankruptcy instead of working out their problems are just a few of the obstacles that we had to contend with in 2007.” Price further stated “We are confident, however that we will rebound and see an improvement in results going forward.  We have been operating in Southwest Florida for the past 85 years, and in that time we have seen our share of recessions, operated through the depression and other challenging economic events and have consistently emerged strong, healthy and profitable”. Florida Community Bank has consistently been one of the highest performing banks in Florida.  While compared to our own performance we have had a decline in profits, comparing Florida Community Bank to our peers we still have very strong earnings with a Return on Average Assets of 1.11% and a Return on Average Equity of 11.09%.

Florida Community Banks, Inc. is a $943 million commercial bank holding company, which specializes in commercial lending and has been serving SW Florida for 85 years, with offices in Hendry, Collier, Lee, and Charlotte counties.  The Company’s 7,909,261 shares of outstanding stock are owned by more than 1,100 shareholders predominantly residing in the four counties served by the company.  Florida Community Banks, Inc. corporate headquarters is located in Immokalee, Florida.